SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GREIF, INC.

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GREIF, INC.

425 Winter Road

Delaware, Ohio 43015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Greif, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Greif, Inc. (the “Company”) will be held at its principal executive offices, 425 Winter Road, Delaware, Ohio 43015, on February 26, 2007, at 10:00 A.M., local time, for the following purposes:

1.	To elect nine directors to serve for a one-year term;

2.	To consider and vote upon a proposal to amend the Company’s certificate of incorporation to authorize an additional 96,000,000 shares of Class A Common Stock and an additional 51,840,000 shares of Class B Common Stock;

3.	To consider and vote upon a proposal to reaffirm the approval of the material terms of the Company’s Performance-Based Incentive Compensation Plan (the “Short-Term Plan”); and

4.	To transact such other business as may properly come before the meeting or any and all adjournments.

Only stockholders of record of the Class B Common Stock at the close of business on January 5, 2007, will be entitled to vote on items 1 and 3 above. Stockholders of record of Class A and Class B Common Stock at the close of business on January 5, 2007, will be entitled to vote on item 2 above.

Whether or not you plan to attend this meeting, we hope that Class A and B stockholders, as appropriate, will sign the enclosed proxy(s) and return them promptly in the enclosed envelope. If you are able to attend the meeting and wish to vote in person, at your request we will cancel your proxy(s).

/s/ Gary R. Martz
Gary R. Martz
January 29, 2007	Secretary

GREIF, INC.

425 Winter Road

Delaware, Ohio 43015

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 26, 2007

To the Stockholders of Greif, Inc.:

This Proxy Statement is being furnished to all Class A and Class B stockholders of Greif, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Annual Meeting of Stockholders scheduled to be held on February 26, 2007, at 10:00 A.M., local time, at the Company’s principal executive offices, 425 Winter Road, Delaware, Ohio 43015. It is anticipated that this Proxy Statement and form of proxy will first be sent to the stockholders on or about January 29, 2007.

PROXIES AND VOTING

Class A stockholders will be entitled to vote at the Annual Meeting of Stockholders on the proposal to amend the Company’s certificate of incorporation to authorize additional shares of Class A and Class B Common Stock (“Proposal 2”). Class A stockholders are not entitled to vote on any other proposal, and no proxy is being solicited from them with respect to any other proposal.

At the Annual Meeting of Stockholders, the Class B stockholders will vote upon: (1) the election of nine directors; (2) a proposal to amend the Company’s certificate of incorporation to authorize additional shares of Class A and Class B Common Stock; (3) a proposal to reaffirm the approval of the material terms of the Company’s Performance-Based Incentive Compensation Plan (“Short-Term Plan”); and (4) such other business as may properly come before the meeting or any and all adjournments.

The nine nominees receiving the highest number of votes will be elected as directors. Class B stockholders do not have the right to cumulate their votes in the election of directors.

The vote required for the approval to amend the Company’s certificate of incorporation to authorize additional shares of Class A and Class B Common Stock is the favorable vote of a majority of the outstanding shares of each class of the Class A and B Common Stock entitled to vote at the Annual Meeting of Stockholders, each voting as a separate class.

The vote required to reaffirm the approval of the material terms of the Short-Term Plan is the favorable vote of a majority of the outstanding shares of the Class B Common Stock voting on this proposal; provided that the total vote cast on the proposal represents over 50 percent in interest of all shares of Class B Common Stock entitled to vote on the proposal.

Shares of Class B Common Stock (and shares of Class A Common Stock with respect to Proposal 2) represented by properly executed proxies will be voted at the Annual Meeting of Stockholders in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the shares represented by that proxy will be voted in favor of the nine nominees described in this Proxy Statement, to approve the amendment to the Company’s certificate of incorporation to authorize additional shares of Class A and Class B Common Stock, and to reaffirm the approval of the material terms of the Short-Term Plan. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A Class A or B stockholder’s presence at the Annual Meeting of Stockholders does not by itself revoke the proxy.

Abstentions will be considered as shares of Class B Common Stock (and Class A Common Stock with respect to Proposal 2) present at the Annual Meeting of Stockholders and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted in the votes cast for the election of directors and will not have a positive or negative effect on the outcome of that election. Abstentions will be counted as votes cast regarding the proposals to amend the Company’s certificate of incorporation to authorize additional shares of Class A and Class B and to reaffirm the approval of the Short-Term Plan and will have the same effect as a vote against these proposals.

If your Class A or Class B Common Stock is held in street name, you will need to instruct your broker regarding how to vote your Class A or Class B Common Stock.

If you do not provide your broker with voting instructions regarding the election of directors, your broker will nevertheless have the discretion to vote your shares of Class B Common Stock for the election of directors. There are certain other matters, however, over which your broker does not have discretion to vote your Class A or Class B Common Stock without your instructions—these situations are referred to as “broker non-votes.” The proposals regarding amending the Company’s certificate of incorporation to authorize additional shares of Class A and Class B Common Stock and reaffirming approval of the material terms of the Short-Term Plan fall into this category. If you do not provide your broker with voting instructions on this proposal, your shares of Class A or Class B Common Stock, as the case may be, will not be voted on these proposals. With respect to the proposal to amend the Company’s certificate of incorporation to authorize additional shares of Class A and Class B Common Stock, because passage of this proposal requires the favorable vote of a majority of the outstanding shares of each class of the Class A and B Common Stock entitled to vote at the Annual Meeting, each voting as a separate class, broker non-votes will have the same effect as a vote against this proposal. With respect to the proposal reaffirming approval of the material terms of the Short-Term Plan, broker non-votes will not be considered as votes cast on this proposal, and therefore will not have a positive or negative effect on this proposal.

The close of business on January 5, 2007, has been fixed as the record date for the determination of Class A and B stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment thereof. On the record date, there were outstanding and entitled to vote 11,515,533 shares of Class B Common Stock and 11,753,231 of Class A Common Stock. Each share of the Class A and Class B Common Stock is entitled to one vote in respect of the proposal or proposals to which such shares are entitled to vote.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

At the Annual Meeting of Stockholders, shares of the Class B Common Stock represented by the proxies, unless otherwise specified, will be voted to elect as directors for one-year terms Michael J. Gasser, Vicki L. Avril, Charles R. Chandler, Michael H. Dempsey, Bruce A. Edwards, Daniel J. Gunsett, Judith D. Hook, Patrick J. Norton, and William B. Sparks, Jr., the nine persons recommended by the Nominating and Corporate Governance Committee of the Board of Directors, all of whom are currently directors of the Company. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named above is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

Proxies cannot be voted at the Annual Meeting of Stockholders for a number of persons greater than the nine nominees named in this Proxy Statement.

Biographies of Director Nominees

Michael J. Gasser, 55, has been a director since 1991. He has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1994, and has been President since November 1, 2006. Mr. Gasser has been an executive officer of the Company since 1988. He is a member of the Executive and Stock Repurchase Committees. He is also a director for Bob Evans Farms, Inc., a restaurant and food products company.

Vicki L. Avril, 52, has been a director since 2004. She has been Senior Vice President and Chief Financial Officer of IPSCO, Inc., a steel manufacturing and tubular company, since May 2004. From 2001 until its sale in 2003, Ms. Avril was Senior Vice President and Chief Financial Officer of Wallace Computer Services, Inc., a print management company. From 1999 to 2000, Ms. Avril served as a private consultant. She is a member of the Audit and Compensation Committees.

Charles R. Chandler, 71, has been a director since 1987. He has been an investor since his retirement as Vice Chairman of the Company in September 2002, a position he held for more than five years. From 1999 through September 2002, Mr. Chandler also served as President of Soterra LLC, a subsidiary of the Company. He is a member of the Executive and Audit Committees.

Michael H. Dempsey, 50, has been a director since 1996. He has been an investor since 1997. Prior to 1997, Mr. Dempsey was the President of Kuschall of America, a wheelchair manufacturing company. He is a member of the Executive and Nominating and Corporate Governance Committees. Mr. Dempsey is the brother of Judith D. Hook.

Bruce A. Edwards, 51, has been a director since 2006. He is the Chief Operating Officer of DHL Excel Supply Chain Americas (formerly Exel, Inc.), a supply chain service company, and has held that position for more than five years. Mr. Edwards is a member of the Audit Committee.

Daniel J. Gunsett, 58, has been a director since 1996. For more than five years, Mr. Gunsett has been a partner with the law firm of Baker & Hostetler LLP. He is a member of the Compensation, Executive, Nominating and Corporate Governance, and Stock Repurchase Committees.

Judith D. Hook, 53, has been a director since 2003. Ms. Hook has been an investor for more than five years. She is a member of the Compensation and Stock Repurchase Committees. Ms. Hook is the sister of Michael H. Dempsey.

Patrick J. Norton, 56, has been a director since 2003. Mr. Norton retired as Executive Vice President and Chief Financial Officer of The Scotts Company, a consumer lawn and garden products company, in January

2003. Mr. Norton served as Executive Vice President and Chief Financial Officer of The Scotts Company from May 2000 until his retirement. Mr. Norton also serves as a director of The Scotts Company. He is a member of the Audit and Compensation Committees.

William B. Sparks, Jr., 65, has been a director since 1995. Mr. Sparks held the position of President and Chief Operating Officer of the Company for more than five years prior to his retirement on October 31, 2006.

Directors Attendance at Annual Meeting of Stockholders

Under the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s Annual Meeting of Stockholders. All of the persons who served as directors last year and who are standing for re-election attended last year’s Annual Meeting of Stockholders.

PROPOSAL NO. 2—PROPOSED AUTHORIZATION OF ADDITIONAL

SHARES OF CLASS A AND CLASS B COMMON STOCK

General

The following discussion is a summary of the material features of the proposal to authorize an additional 96,000,000 shares of Class A Common Stock and an additional 51,840,000 shares of Class B Common Stock. These additional shares of Common Stock will be authorized pursuant to an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended. The following discussion is qualified in its entirety by reference to the proposed amendment, a copy of which is attached hereto as Exhibit A.

Reason and Effect of Authorization of Additional Shares of Class A and Class B Common Stock

The Company’s Amended and Restated Certificate of Incorporation, as amended, provides that the Company has the authority to issue 49,280,000 shares of capital stock, divided into two classes: (1) 32,000,000 shares of Class A Common Stock, without nominal or par value, of which 11,753,231 shares are issued and outstanding as of January 5, 2007; and (2) 17,280,000 shares of Class B Common Stock, without nominal or par value, of which 11,515,533 shares are issued and outstanding as of January 5, 2007. If stockholders approve the amendment, the Board of Directors would have the authority to issue an additional an additional 96,000,000 shares of Class A Common Stock and an additional 51,840,000 shares of Class B Common Stock.

The Company is considering a stock split of both classes of its Common Stock, among other reasons, to enhance the marketability of Company’s stock by increasing the number of shares outstanding, while lowering the price per share. Accordingly, the primary reason for the authorization of additional shares is to provide a sufficient number of shares to implement the contemplated stock split. In addition, the Board of Directors believes that it is prudent for the Company to have an adequate reserve of authorized but unissued shares of Class A and Class B Common Stock so that the Company has the flexibility to meet changing circumstances. The increase in authorized shares will also provide flexibility in the Company’s capital raising efforts in the future, but the Company has no current plan to offer and issue additional shares to the public. Shares of Class A and Class B Common Stock, if authorized, would be issued on such terms as the Board of Directors deems appropriate. Stockholders of the Company will have no preemptive rights to subscribe for or purchase such shares. The Board of Directors is not aware of any current proposals by any party to attempt to acquire control of the Company. However, the issuance of additional shares could be used by the Company to defeat or delay a hostile takeover in cases where the Board of Directors believes such a takeover is not in the best interests of the Company. Such action would tend to insulate incumbent management from removal and prevent the stockholders from being able to sell their shares to a potential acquirer. The Company does not anticipate using any additional shares for this purpose.

The vote required for the approval to amend the Company’s certificate of incorporation to authorize additional shares of Class A and Class B common stock is the favorable vote of a majority of the outstanding shares of each class of the Class A and B Common Stock entitled to vote at the Annual Meeting of Stockholders, each voting as a separate class.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO AUTHORIZE ADDITIONAL SHARES OF CLASS A AND CLASS B COMMON STOCK.

PROPOSAL NO. 3—REAFFIRM APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN (“SHORT-TERM PLAN”)

At the Annual Meeting of Stockholders, the Class B stockholders will be requested to consider and act upon a proposal to reaffirm the material terms of the Short-Term Plan.

The Short-Term Plan has been designed to take into account certain limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1.0 million paid to the chief executive officer and the four other most highly compensated officers of a public corporation. However, “qualified performance-based compensation” is exempt from this limitation. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are approved by the stockholders of the paying corporation.

At the 2002 Annual Meeting of Stockholders, the Class B stockholders first approved the material terms of the Short-Term Plan in accordance with Section 162(m) of the Code. Section 162(m) of the Code requires that these material terms be reaffirmed every five years in order to permit the continued treatment of compensation paid under the Short-Term Plan as “qualified performance-based compensation.” Thus, Class B stockholders are being asked to reaffirm their approval of the material terms of the Short-Term Plan to avoid the deduction limitation set forth in Section 162(m) of the Code. There have been no amendments to the Short-Term Plan since its adoption, nor are amendments being proposed.

The purposes of the Short-Term Plan are to give the Company a competitive advantage in attracting, retaining and motivating executive employees at the Office of the Chair level and to provide the Company with the ability to provide incentive compensation that is linked to the profitability of the Company’s businesses, and which is not subject to the deduction limitation rules described below.

Description of the Short-Term Plan

The following discussion describes important aspects of the Short-Term Plan. This discussion is intended to be a summary of the material provisions of the Short-Term Plan. Because it is a summary, some details that may be important to you are not included. For this reason, the entire Short-Term Plan is attached as Exhibit B to this Proxy Statement. You are encouraged to read the Short-Term Plan in its entirety.

Administration.

The Special Subcommittee on Incentive Compensation (the “Special Subcommittee”) will administer the Short-Term Plan. Among other things, the Special Subcommittee will have the authority to select participants in the Short-Term Plan from among the Company’s executive level employees, and to determine the performance goals, target amounts and other terms and conditions of awards under the Short-Term Plan (subject to the terms of the Short-Term Plan). The Special Subcommittee also will have the authority to establish and amend rules and regulations relating to the Short-Term Plan and to make all other determinations necessary and advisable for the administration of the Short-Term Plan. All decisions made by the Subcommittee pursuant to the Short-Term Plan will be made in the Special Subcommittee’s sole discretion and will be final and binding.

Eligibility.

Executive level employees of the Company who are designated by the Special Subcommittee are eligible to be granted awards under the Short-Term Plan.

Terms of Awards.

Awards under the Short-Term Plan will consist of cash amounts payable upon the achievement, during a specified performance period, of specified objective performance goals. At the beginning of a performance period for a given award, the Special Subcommittee will establish the performance goal(s) and the target amount of the award, which will be earned if the performance goal(s) are achieved in full, together with any lesser amount that will be earned if the performance goal(s) are only partially achieved. After the end of the performance period, the Special Subcommittee will certify the extent to which the performance goals are achieved and determine the amount of the award that is payable; provided, that the Special Subcommittee will have the discretion to determine that the actual amount paid with respect to an award will be less than (but not greater than) the amount earned.

Performance Goals; Maximum Award.

The performance goals for awards will be based upon the achievement of targeted measures of return on assets (and/or such other objective business criteria as the stockholders may approve from time to time) by the Company and/or one or more operating groups of the Company. The maximum award that may be paid to any participant for any performance period is $1.5 million times the number of twelve-month periods contained within the performance period. For example, if the performance period for an award is two years, the maximum award would be $3 million, and if the performance period is six months, the maximum award would be $750,000.

Termination of Employment.

A participant whose employment terminates because of death or disability during the performance period for an award will receive a pro rata portion of the award, based upon the extent to which the performance goals had been achieved before such termination, unless the Subcommittee determines otherwise. A participant whose employment terminates for any other reason before the end of the performance period for an award will not be entitled to any payment with respect to the award.

Amendment and Termination.

The Short-Term Plan may be amended, modified or terminated by the Special Subcommittee at any time, but no such amendment, modification or termination will affect the payment of any award for a performance period that has already ended or increase the amount of any award.

Other Matters.

It should be noted that awards paid after the death or disability of any participant may not be exempt from the limitations imposed by Section 162(m) of the Code.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO REAFFIRM THE APPROVAL OF THE MATERIAL TERMS OF THE SHORT-TERM PLAN.

BOARD OF DIRECTORS AND COMMITTEES

Board Meetings

The Company’s Board of Directors (the “Board”) held six meetings during the 2006 fiscal year. Each person who served as a director last year and who is standing for re-election attended at least 75% of the meetings held by the Board and committees on which he or she served during the 2006 fiscal year. The Board has affirmatively determined that a majority of the Company’s directors meet the categorical standards of independence adopted by the Board and are independent directors as defined in the listing standards of the New York Stock Exchange (“NYSE”). See “Corporate Governance—Director Independence.”

Board Committees and Committee Meetings

The Board has established an Executive Committee, a Compensation Committee, an Audit Committee, a Stock Repurchase Committee, and a Nominating and Corporate Governance Committee. The Board has affirmatively determined that each of the members of the Compensation, Audit and Nominating and Corporate Governance Committees meet the categorical standards of independence adopted by the Board and are independent directors as defined in the NYSE listing standards. See “Corporate Governance—Director Independence.”

The Board has adopted written charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Copies of these charters are available on the Company’s Internet Web site (http://www.greif.com). See “Corporate Governance—Availability of Corporate Governance Documents.”

The Executive Committee, whose current members are Messrs. Gasser, Chandler, Dempsey and Gunsett, has the same authority, subject to certain limitations, as the Board during intervals between meetings of the Board. The Executive Committee held seven meetings during the 2006 fiscal year.

The Compensation Committee, whose current members are Messrs. Gunsett and Norton and Mses. Avril and Hook, is responsible, among other matters, for discharging the Board’s responsibility relating to the compensation of executive officers and directors. This is accomplished by evaluating the compensation, fringe benefits and perquisites provided to the Company’s officer and adopting compensation policies applicable to the Company’s executive officers, including the specific relationship, if any, of corporate performance to executive compensation and the factors and criteria upon which the compensation of the Company’s Chief Executive Officer should be based. The Compensation Committee held five meetings during the 2006 fiscal year. See “Compensation Committee Report on Executive Compensation.”

The Audit Committee, whose current members are Messrs. Norton, Chandler and Edwards and Ms. Avril, is responsible, among other matters, for engaging and, when appropriate, replacing the Company’s independent auditors, reviewing with such auditors the scope and results of their audit, reviewing the Company’s accounting functions, operations and management, and considering the adequacy and effectiveness of the internal accounting controls and internal auditing methods, policies and procedures of the Company. No member of the Audit Committee may simultaneously serve on the audit committee of more than two other publicly traded companies. The Audit Committee held six meetings during the 2006 fiscal year. See “Report of the Audit Committee.”

The Stock Repurchase Committee, whose current members are Messrs. Gasser and Gunsett and Ms. Hook, is responsible for administering the Company’s Stock Repurchase Program. The Stock Repurchase Committee held four meetings during the 2006 fiscal year.

The Company’s Nominating and Corporate Governance Committee (the “Nominating Committee”), whose current members are Messrs. Dempsey and Gunsett, is responsible, among other matters, for recommending to the Board a slate of director nominees for election at each annual meeting of the Company’s stockholders and director nominees for election at any other stockholder meeting held for the election of one or more directors. The Board then acts on the Nominating Committee’s recommendations and is responsible for (1) recommending to stockholders a slate of director nominees for election at each annual meeting of the Company’s stockholders and director nominees for election at any other stockholder meeting held for the election of one or more directors and (2) nominating at such meetings those persons it has recommended as director nominees. The Nominating Committee held one meeting during the 2006 fiscal year.

Director Compensation Arrangements

Outside directors of the Company receive an annual retainer of $44,000, plus $1,500 for each Board meeting, $1,500 for each Audit Committee meeting and $1,250 for all other committee meetings attended. The Audit Committee chairperson receives an additional retainer of $14,000 per year and all other committee chairpersons receive an additional retainer of $7,000 per year. Outside directors may defer all or a portion of their fees pursuant to a directors deferred compensation plan. No director fees are paid to directors who are employees of the Company or any of its subsidiaries.

Outside directors of the Company may receive options to purchase shares of the Company’s Class A Common Stock, restricted shares of the Company’s Class A Common Stock and/or stock appreciation rights under the terms of the 2005 Outside Directors Equity Award Plan. The Compensation Committee is responsible for administering the 2005 Outside Directors Equity Award Plan. Following the 2007 Annual Meeting of Stockholders, each of the outside directors will be awarded a number of restricted shares of Class A Common Stock under this Plan in an amount equal to $50,000 divided by the last reported sale price of a share of Class A Common Stock on the NYSE on February 23, 2007 (the last trading day immediately preceding the date of the Annual Meeting of Stockholders). These shares of Class A Common Stock will be fully vested on the award date, will not be subject to any further risk of forfeiture, will be eligible to participate in the receipt of all dividends declared on the Company’s shares of Class A Common Stock and will be subject to restrictions on transfer until the earlier of February 24, 2010, or the recipient’s retirement from the Board. Outside directors may further defer their receipt of all or a portion of these shares pursuant to a directors deferred compensation plan.

CORPORATE GOVERNANCE

Communications with the Board

The Board believes it is important for stockholders to have a process to send communications to the Board. Accordingly, any stockholder or other interested party who desires to make his or her concerns known to the non-management directors or to the entire Board may do so by communicating with the chairperson of the Audit Committee by e-mail to audit.committee@greif.com or in writing to Audit Committee Chairperson, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015. All such communications will be forwarded to the non-management directors or the entire Board as requested in the communication.

Executive Sessions of Non-Management Directors

The non-management directors of the Company meet without the Company’s management at least four times each year, and during at least one of those meetings, the non-management directors schedule an executive session that includes only independent directors. These meetings are typically held in conjunction with a regularly scheduled Board meeting and at such other times as necessary or appropriate. The chairpersons of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee rotate as chairperson of meetings of the non-management directors.

Director Independence

The Board has adopted categorical standards to assist it in making its determination of director independence. Under these standards, a director of the Company will be considered independent unless:

(a) within the preceding three years, (i) the director was employed by the Company, or (ii) an immediate family member of the director was employed by the Company as an executive officer;

(b) within the preceding three years, the director or an immediate family member of the director received more than $100,000, during any twelve-month period, in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(c) the director or an immediate family member of the director is a current partner of a firm that is the Company’s present internal or external auditor; the director is a current employee of a firm that is the Company’s present internal or external auditor; an immediate family member of the director is a current employee of the Company’s present internal or external auditor and participates in that firm’s audit, assurance or tax compliance practice (excluding tax planning); or the director or an immediate family member of the director was within the preceding three years, but is no longer, a partner or employee of a firm that is the Company’s present internal or external auditor and personally worked on the Company’s audit within that time;

(d) the director or an immediate family member of the director is, or has been within the preceding three years, employed as an executive officer of another company for which any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(e) the director is an employee, executive officer, partner (other than a limited partner) or significant equity holder of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues, or an immediate family member of the director is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues;

(f) the director is an executive officer, partner or significant equity holder of another organization that is indebted to the Company, or to which the Company is indebted, and the total amount of indebtedness exceeds 2% of the total consolidated assets of such organization; or

(g) within the preceding three years, the director was an executive officer, trustee or director of a foundation, university or other non-profit or charitable organization receiving grants, endowments or other contributions from the Company, in any single fiscal year, which exceeded the greater of $1.0 million or 2% of such charitable organization’s consolidated gross revenues.

For purposes of the above standards: (i) compensation received by an immediate family member of a director for service as a non-executive employee of the Company shall not be considered in determining independence under (b) above; (ii) in applying the test under (e) above, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year and the look-back provisions shall apply solely to the financial relationship between the Company and the director or immediate family member’s current employer and not to former employment of the director or immediate family member; (iii) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but in applying any lookback provisions, the Company will not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated; and (iv) a significant equity holder of an organization will normally be considered a stockholder, limited partner or member owning 10% or more of the voting or equity interests in that organization. These categorical standards are also set forth on the Company’s Internet Web site. See “—Availability of Corporate Governance Documents.”

The Board has determined that Ms. Avril, Mr. Chandler, Mr. Dempsey, Mr. Gunsett, Ms. Hook, Mr. Norton and Mr. Edwards, a majority of the Company’s directors, are independent under the above categorical standards. These directors are also independent directors as defined in the listing standards of the New York Stock Exchange (“NYSE”). Mr. Gasser, who is an employee of the Company, and Mr. Sparks, who is a recent former employee of the Company, are not independent directors under the above categorical standards or the NYSE listing standards.

The Board has determined that Mr. Gunsett is independent because legal fees paid to Baker & Hostetler LLP, where Mr. Gunsett is a partner, in 2006 were not material to the operating profit of the Company and that the nature of the relationship involved and a description of the transactions had previously been properly disclosed. The Company does not anticipate that legal fees paid to Baker & Hostetler LLP will be material in fiscal year 2007.

Nomination of Directors

The Nominating Committee will consider individuals recommended by stockholders for membership on the Board. If a stockholder desires to recommend an individual for membership on the Board, then that stockholder must provide a written notice to the Secretary of the Company at 425 Winter Road, Delaware, Ohio 43015 (the “Recommendation Notice”). In order for a recommendation to be considered by the Nominating Committee, the Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on the Company’s books, and telephone number of the stockholder making the recommendation, including information on the number of shares and class of stock owned, and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating Committee desires to do so; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and, if known to the stockholder, any material interest of such stockholder or individual being recommended in any proposals or other business to be presented at the Company’s next Annual Meeting of Stockholders (or a statement to the effect that no material interest is known to such stockholder).

Except for the director nominees recommended by the Nominating Committee to the Board, no person may be nominated for election as a director of the Company during any stockholder meeting unless such person was first recommended by a stockholder for Board membership in accordance with the procedures set forth in the preceding paragraph and the Recommendation Notice was received by the Company not less than 60 days nor more than 90 days prior to the date of such meeting; provided, however, if less than 75 days notice or prior public disclosure of the date of a stockholders’ meeting is given or made to stockholders, then, in order to be timely received, the Recommendation Notice must be received by the Company no later than the close of business on the 10th day following the day on which such notice of the date of the stockholders’ meeting was mailed or such public disclosure was made.

The Nominating Committee’s Charter sets forth certain specific, minimum qualifications that must be met by a Nominating Committee-recommended nominee for a position on the Board, as well as qualities and skills that Board members possess. The Nominating Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers director’s qualification as independent, as well as diversity, age, skill and experience in the context of the needs of the Board. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. Ultimately, the Nominating Committee will select prospective Board members who the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders.

In the event that the Nominating Committee, the Board or the Chairman/Chief Executive Officer/President identifies the need to fill a vacancy or to add a new member to fill a newly created position on the Board with specific criteria, the Nominating Committee initiates a search process and informally keeps the Board apprised of progress. The Nominating Committee may seek input from members of the Board, the Chairman/Chief Executive Officer/President and other management and, if necessary, hire a search firm. In addition, as a matter of policy, the Nominating Committee will consider candidates for Board membership recommended by stockholders. The initial candidate or candidates, including anyone recommended by a stockholder, who satisfy the specific criteria for Board membership and otherwise qualify for membership on the Board, are then reviewed and evaluated by the Nominating Committee; the evaluation process for candidates recommended by stockholders is not to be different. The Nominating Committee is to maintain and update a list of candidates recommended from all sources. The Nominating Committee will then determine the Nominating Committee member or Board member or other person involved in the process (such as a search firm) who will make the initial contact with the prospective candidate or candidates. The Chairman/Chief Executive Officer/President and at least one member of the Nominating Committee will interview the identified candidate or candidates. Based on the interviews and all other information available to the Nominating Committee, the Nominating Committee will meet to consider and approve a final candidate or candidates, as the case may be. The Nominating Committee then will make its recommendation to the Board.

The Company has not, as of January 5, 2007, received any recommendations from stockholders for nominees for the Board.

Stock Ownership Guidelines

The Board of Directors of the Company believes that, in order to better align the interests of the directors, executive officers and key employees of the Company and stockholders of the Company directors, executive officers and key employees should have a financial stake in the Company. In furtherance of the Company’s commitment to sound corporate governance, the Board believes that the Chairman, Chief Executive Officer and President of the Company should own a minimum of five times his annual salary in shares of Company common stock, each of the other executive officers of the Company should own a minimum of three times their annual salary in shares of Company common stock, and each of the other key employees should own a minimum of one times their annual salary in shares of Company common stock. Directors shall own a minimum of five times the annual director’s annual retainer. The foregoing officers are required to retain 100% of their vested shares of restricted stock until such ownership thresholds have been achieved, commencing January 1, 2011. The Board will evaluate whether exceptions should be made in the case of any officer who, due to his or her unique financial circumstances, would incur a hardship by complying with this requirement.

Availability of Corporate Governance Documents

The Board has adopted the following corporate governance documents with respect to the Company (the “Corporate Governance Documents”):

•	Corporate Governance Guidelines of the Board;

•	Code of Business Conduct and Ethics for directors, officers and employees (which is available in several different languages);

•	Code of Ethics for Senior Financial Officers;

•	Stock Ownership Guidelines applicable to directors, officers and other key employees;

•	Charter for the Audit Committee;

•	Charter for the Nominating and Corporate Governance Committee;

•	Charter for the Compensation Committee; and

•	Independence Standards for Directors.

Each of the Corporate Governance Documents is posted on the Company’s Internet Web site at www.greif.com under “Investor Center—Corporate Governance.” Copies of each of the Corporate Governance Documents are also available in print to any stockholder of the Company, without charge, by making a written request to the Company. Requests should be directed to Greif, Inc., Attention: Secretary, 425 Winter Road, Delaware, Ohio 43015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 5, 2007, with respect to the only persons known by the Company to be the beneficial owners of 5% or more of the Class B Common Stock, the Company’s only class of voting securities:

Name and Address	Class of Stock	Type of Ownership	Number of Shares	Percent of Class
Michael H. Dempsey 2240 Encinitas Boulevard Suite D-403 Encinitas, California 92024	Class B	See (1) and (2) below	6,252,481	54.30%

Naomi C. Dempsey Trust c/o Michael H. Dempsey, Trustee 2240 Encinitas Boulevard Suite D-403 Encinitas, California 92024	Class B	See (2) below	5,375,904	46.68%

Robert C. Macauley 88 Hamilton Avenue Stamford, Connecticut 06902	Class B	Record and Beneficially	1,082,456	9.40%

Virginia D. Ragan 65 East State Street Suite 2100 Columbus, Ohio 43215	Class B	Record and Beneficially	637,438	5.54%

Mary T. McAlpin 65 East State Street Suite 2100 Columbus, Ohio 43215	Class B	Record and Beneficially	632,087	5.49%

(1)	Includes shares held (A) individually by Mr. Dempsey (507,065 shares), (B) by Mr. Dempsey as trustee of the Naomi C. Dempsey Trust (5,375,904 shares) and the Naomi C. Dempsey Charitable Lead Annuity Trust (106,255 shares), and (C) by Mr. Dempsey as president of the All Life Foundation (262,245 shares), a charitable foundation. Also includes shares held by the Henry C. Dempsey Irrevocable Trust (1,012 shares), which Mr. Dempsey’s spouse is the trustee (the “HCD Trust”). Mr. Dempsey disclaims beneficial ownership of the shares held by the HCD Trust.

(2)	Includes shares held of record and beneficially by the Naomi C. Dempsey Trust. Mr. Dempsey is the trustee of this Trust. See (1) above.

The following table sets forth certain information, as of January 5, 2007, with respect to the Class A Common Stock and Class B Common Stock (the only equity securities of the Company) beneficially owned, directly or indirectly, by each director and each executive officer named in the summary compensation table:

	Title and Percent of Class (1)
Name	Class A		%
Vicki L. Avril	2,853		*
Ronald L. Brown	19,509		*
Charles R. Chandler	48,853		*
Michael H. Dempsey	22,076	(2)	*
Bruce A. Edwards	853		*
David B. Fischer	2,500		*
Michael J. Gasser	201,917		1.72%
Daniel J. Gunsett	16,853		*
Judith D. Hook	10,689		*
Donald S. Huml	39,108		*
Patrick J. Norton	6,853		*
Michael C. Patton	7,000		*
William B. Sparks, Jr.	49,728		*

	Title and Percent of Class (1)
Name	Class B		%
Vicki L. Avril	0		*
Ronald L. Brown	700		*
Charles R. Chandler	0		*
Michael H. Dempsey	6,252,481	(3)	54.30%
Bruce A. Edwards	0		*
David B. Fischer	2,500		*
Michael J. Gasser	11,898		*
Daniel J. Gunsett	1,000		*
Judith D. Hook	389,466		3.38%
Donald S. Huml	0		*
Patrick J. Norton	0		*
Michael C. Patton	0		*
William B. Sparks, Jr.	3,448		*

*	Less than one percent.

(1)	Except as otherwise indicated below, the persons named in the table (and their spouses, if applicable) have sole voting and investment power with respect to all shares of Class A Common Stock or Class B Common Stock, as the case may be, owned by them. This table includes shares for Class A Common Stock subject to currently exercisable options, or options exercisable within 60 days of January 5, 2007, granted by the Company under certain stock option plans, for the following directors and named executive officers: Ms. Avril—2,000; Mr. Brown—8,347; Mr. Chandler—38,000; Mr. Dempsey—18,000; Mr. Edwards—0; Mr. Fischer—0; Mr. Gasser—190,500; Mr. Gunsett—16,000; Ms. Hook—4,000; Mr. Huml—32,500; Mr. Norton—6,000; Mr. Patton—7,000; and Mr. Sparks—40,000.

(2)	Includes shares held (A) individually by Mr. Dempsey (1,727 shares), and (B) by Mr. Dempsey as trustee of the Naomi C. Dempsey Trust (2,349 shares).

(3)

Includes shares held (A) individually by Mr. Dempsey (507,065 shares), (B) by Mr. Dempsey as trustee of the Naomi C. Dempsey Trust (5,375,904 shares) and the Naomi C. Dempsey Charitable Lead Annuity Trust (106,255 shares), and (C) by Mr. Dempsey as president of the All Life Foundation (262,245 shares), a charitable foundation. Also includes shares held by the HCD Trust (1,012 shares), which Mr. Dempsey’s spouse is the trustee. Mr. Dempsey disclaims beneficial ownership of the shares held by the HCD Trust.

The Class A Common Stock has no voting power, except when four quarterly cumulative dividends upon the Class A Common Stock are in arrears and for proposed changes to constituted documents.

The following table sets forth the equity securities owned or controlled by all directors and executive officers as a group (20 persons) as of January 5, 2007:

Title of Class of Stock	Amount Beneficially Owned	Percent of Class
Class A Common Stock (1)	495,073	4.21%
Class B Common Stock	6,659,593	57.83%

(1)	Shares represent the number of shares beneficially owned, directly or indirectly, by each director and executive officer as of January 5, 2007. The number includes shares subject to currently exercisable options or options exercisable within 60 days of January 5, 2007, granted by the Company under certain stock option plans, for the directors and executive officers as a group—424,322 shares.

EXECUTIVE OFFICERS OF THE COMPANY

The following information relates to executive officers of the Company (elected annually):

Name	Age (1)	Positions and offices	Year first became executive officer
Michael J. Gasser	55	Chairman of the Board of Directors, Chief Executive Officer and President	1988
Donald S. Huml	60	Executive Vice President and Chief Financial Officer	2002
Ronald L. Brown	59	Senior Vice President, Global Sourcing and Supply Chain	2004
David B. Fischer	44	Senior Vice President and Divisional President, Industrial Packaging & Services—Americas, Asia, Africa and Australia	2004
Gary R. Martz	48	Senior Vice President, General Counsel and Secretary, and President, Soterra LLC (subsidiary company)	2002
Michael C. Patton	45	Senior Vice President, Paper, Packaging & Services and Closures	2004
Michael L. Roane	52	Senior Vice President, Global Human Resources	1998
Ivan Signorelli	54	Senior Vice President, Industrial Packaging & Services—Europe	2005
Kenneth B. Andre, III	41	Vice President, Corporate Controller and Chief Information Officer	2006
John K. Dieker	43	Vice President and Treasurer	1996
Robert A. Young	52	Vice President, Taxes	2002
Sharon R. Maxwell	57	Assistant Secretary	1997

(1)	As of the Annual Meeting of Stockholders of the Company, February 26, 2007.

Michael J. Gasser, has been Chairman of the Board and Chief Executive Officer since 1994 and President since November 2006; he has been a director since 1991. He has been an executive officer of our company since 1988, and joined our company in 1979. He is a member of the Executive and Stock Repurchase Committees. He is also a director for Bob Evans Farms, Inc., a restaurant and food products company.

Donald S. Huml was elected Executive Vice President in 2006. Since 2002, Mr. Huml has also been Chief Financial Officer. Prior to that time, and for more than five years, he served as Senior Vice President, Finance, and Chief Financial Officer of Snap-on Incorporated, a global developer, manufacturer and marketer of tools and equipment.

Ronald L. Brown was elected Senior Vice President, Global Sourcing and Supply Chain in 2004. From 2001 to 2004, Mr. Brown served as Vice President, Industrial Packaging & Services—North America. Prior to that time and since 1997, he served as Vice President, Sales and Marketing for the Industrial Packaging & Services segment.

David B. Fischer was elected Senior Vice President and Divisional President, Industrial Packaging & Services—Americas, which included responsibility for Africa in 2004. He assumed responsibility for Australia and Asia in 2005 and 2006. Prior to that time, and for more than five years, Mr. Fischer worked for The Dow Chemical Company, a global science and technology-based company, most recently serving as Business Vice President for the polyurethane business.

Gary R. Martz was elected Senior Vice President, General Counsel and Secretary in 2002. In 2005, Mr. Martz also became President of Soterra LLC (subsidiary company). Prior to 2002, and for more than five years, he served as a partner in the law firm of Baker & Hostetler LLP.

Michael C. Patton was elected Senior Vice President, Paper, Packaging & Services in 2005. In 2006 he assumed responsibility for Closures. From 2004 to early 2006, Mr. Patton was Senior Vice President, Transformation Worldwide. Earlier in 2004, he had been appointed to Vice President and General Manager, Midwest (North America). From 2002 to 2004, He served as Vice President, Steel (North America) and from 2000 to 2002 he served as Vice President and General Manager, Multiwall.

Michael L. Roane has served as Senior Vice President, Human Resources since joining the company in 1998.

Ivan Signorelli was elected Senior Vice President, Industrial Packaging & Services—Europe in 2005. From 1997 to 2005, Mr. Signorelli served as the Strategic Business Unit Manager of Latin America for Industrial Packaging & Services, adding Africa to his responsibilities in 2003.

Kenneth B. Andre, III was elected Corporate Controller in 2006, and in that capacity is the chief accounting officer of the Company. Prior to that time, he was Vice President and Chief Information Officer since 2003 and continues in that capacity. He was Director of IT Applications for Industrial Packaging & Services—North America business from 2002 to 2003. Prior to 2002, he served as the Company’s Director of International IT at the Greif Coordination Center in Belgium.

John K. Dieker was elected Vice President and Treasurer in 2006. Prior to that time, and for more than five years, he served as Vice President and Corporate Controller, and in that capacity, was chief accounting officer of the Company through 2005.

Robert A. Young was elected Vice President, Taxes, in 2002. From 1999 to 2001, Mr. Young served as the Director of Taxes.

Sharon R. Maxwell has been the Assistant Secretary of the Company and Executive Assistant to Michael J. Gasser for more than five years.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation for the three years ended October 31, 2006 for the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers.

		Annual Compensation			Long-Term Compensation
Name & Position	Year	Salary	Bonus (1)	All Other (2)	Incentive Plan Payouts (3)	Restricted Stock Awards (3)	Number of Stock Options Granted (4)
Michael J. Gasser	2006	$799,619	$627,904	$11,368	$1,195,746	$298,937	-0-
Chairman, Chief Executive Officer, and President	2005	$763,002	$415,415	$8,368	$639,184	$159,796	25,000
	2004	$729,713	$494,477	$6,058	$257,000	$64,000	-0-

William B. Sparks, Jr.	2006	$561,790	$372,917	$11,368	$715,679	$178,920	-0-
Director, President and Chief Operating Officer	2005	$539,925	$248,336	$8,691	$384,877	$96,219	10,000
	2004	$521,329	$298,867	$8,087	$156,000	$39,000	-0-

Donald S. Huml	2006	$456,941	$303,614	$11,368	$581,823	$145,456	-0-
Executive Vice President and Chief Financial Officer	2005	$437,279	$200,861	$8,368	$312,435	$78,108	10,000
	2004	$430,019	$243,880	$7,152	$128,000	$32,000	-0-

Ronald L. Brown	2006	$382,386	$231,005	$5,810	$451,802	$112,950	-0-
Senior Vice President, Global Sourcing and Supply Chain	2005	$365,105	$169,390	$1,368	$-0-	$-0-	7,000
	2004	$262,990	$147,613	$1,368	$-0-	$-0-	-0-

Michael C. Patton	2006	$361,254	$217,980	$7,052	$427,980	$106,995	-0-
Senior Vice President, Paper, Packaging & Services and Transformation	2005	$322,506	$145,250	$6,672	$-0-	$-0-	7,000
	2004	$175,536	$102,206	$4,135	$-0-	$-0-	-0-

David B. Fischer	2006	$361,254	$213,620	$7,820	$427,980	$106,995	-0-
Senior Vice President and Divisional President, Industrial Packaging & Services—Americas	2005	$351,084	$140,875	$15,994	$-0-	$-0-	7,000
	2004	$80,705	$-0-	$-0-	$-0-	$-0-	-0-

(1)	Bonuses were paid pursuant to the Company’s Short-Term Plan based on the Company’s achievement of the targeted return on net assets goal. A portion of the bonus paid to Messrs. Brown, Patton, and Fischer, which was approved by the Special Subcommittee, was based on other business criteria. See also “Compensation Committee Report on Executive Compensation.”

(2)	With respect to Messrs. Gasser, Sparks, Huml, Brown, Patton, and Fischer, the dollar amount in the all other category relates to the Company match for the 401(k) plan and premiums paid for life insurance.

With respect to Mr. Fischer, the 2004 amount includes moving expenses of $15,994.

(3)	Incentive plan payouts were paid pursuant to the Company’s long-term incentive compensation plan described below (see “—Incentive Compensation Plans”). Payouts were made 80% in cash and 20% in restricted shares of the Company’s Class A Common Stock.

(4)	Stock options were granted under the Company’s 2001 Management Equity Incentive and Compensation Plan described below (see “—Stock Award Plan”) on December 6, 2004.

Employment Agreements

Mr. Gasser has an employment agreement generally providing for the following: his employment as Chairman and Chief Executive Officer until 2010; his right to extend his employment on a year-to-year basis until he reaches the age of 65; his agreement to devote all of his time, attention, skill and effort to the performance of his duties as an officer and employee of the Company; and the fixing of his minimum basic salary. The minimum basic salary is currently fixed at $470,000 per year.

Incentive Compensation Plans

Short-Term Plan (Proposal 3)

The Company’s Short-Term Plan is intended to provide short-term incentive compensation to participants that is linked to the profitability of the Company’s businesses. This plan is also described in Proposal 3. The Short-Term Plan, which has received stockholder approval, is intended to provide participants with incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code. The Short-Term Plan is administered by the Special Subcommittee. Among other things, the Special Subcommittee selects participants for the Short-Term Plan from among certain of the Company’s executive employees and determines the performance goals, target amounts and other terms and conditions of awards under the Short-Term Plan. Awards under the Short-Term Plan consist of cash amounts payable upon the achievement, during a specified performance period, of specified objective performance goals. At the beginning of a performance period for a given award, the Special Subcommittee establishes the performance goal(s) and the target amount of the award which will be earned if the performance goal(s) are achieved in full, together with any lesser amount that will be earned if the performance goal(s) are only partially achieved. After the end of the performance period, the Special Subcommittee certifies the extent to which the performance goals are achieved and determines the amount of the award that is payable. The performance goals for awards are based upon the achievement of targeted measures of return on net assets (and/or such other objective business criteria as the stockholders may approve from time to time) by the Company and/or one or more operating groups of the Company. The maximum award that may be paid to any participant for any performance period is $1.5 million times the number of twelve-month periods contained within the performance period.

Long-Term Incentive Plan

The Company has a long-term incentive plan (the “Incentive Plan”) which is intended to focus management on the key measures that drive superior performance. The following describes the Incentive Plan as currently in effect. This Incentive Plan, which has received stockholder approval, is intended to provide participants with incentive compensation, which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code.

The Special Subcommittee administers the Incentive Plan. Employees of the Company who are designated by the Special Subcommittee as “key employees” are eligible to participate and receive awards under the Incentive Plan. Prior to the beginning of each three-year performance period, the Special Subcommittee selects and establishes performance goals for that three-year performance period which, if met, will entitle participants to the payment of the incentive compensation award. The performance goals are based on targeted levels of increases in earnings per share and “free cash flow” or such other measures of performance success as the Special Subcommittee may determine. For the three-year performance periods ending in fiscal years 2006 and 2007, participants are to be paid 80% in cash and 20% in restricted shares of the Company’s Class A and/or Class B Common Stock, as determined by the Special Subcommittee. For the three-year performance period ending in fiscal year 2008 and each performance period ending thereafter, participants are to be paid 50% in cash and 50% in restricted shares of the Company’s Class A and/or Class B Common Stock.

The Special Subcommittee may establish a range of performance goals which correspond to, and will entitle participants to receive, various levels of award opportunities based on percentage multiples of the “target incentive award,” which is the incentive compensation amount to be paid to participants when the performance criteria designated as the “100% award level” is met. The target incentive award for each participant is based on a percentage of that participant’s average base salary (exclusive of any bonus and other benefits) during the three-year performance period. Each range of performance goals may include levels of performance above and below the 100% performance level, ranging from a minimum of 0% to a maximum of 200% of the target incentive award. The Special Subcommittee may also establish minimum levels of performance goal achievement below which no awards are paid to any participant.

After the performance goals are established, the Special Subcommittee aligns the achievement of the performance goals with the award opportunities, such that the level of achievement of the pre-established performance goals at the end of the performance period determines the “final awards” (i.e., the actual incentive compensation earned during the performance period by the participant). After establishing the performance criteria, the Special Subcommittee establishes the award opportunities for the participants, which correspond to various levels of achievement of the pre-established performance criteria. The established award opportunities vary in relation to the job classification of each participant. At the end of each performance period, the Special Subcommittee certifies the extent to which the performance criteria were met during the performance period and determines the final awards for the participants. In no event may the final award paid to any employee for any performance period exceed $6.0 million. In addition, if a “covered employees’” (the Company’s executive officers named in the Summary Compensation Table) average base salary during the three-year performance period exceeds by more than 130% such person’s base salary on the first day of the performance period, then such person’s average base salary for purposes of calculating the final award will be capped at 130% of such person’s base salary on the first day of the performance period.

Incentive Plan Table

	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans (2)
Name			Threshold	Target	Maximum
M.J. Gasser	(1)	(1)	$667,000	$2,022,000	$3,033,000
W.B. Sparks, Jr.	(1)	(1)	$328,000	$994,000	$1,490,000
D.S. Huml	(1)	(1)	$267,000	$809,000	$1,213,000
R.L. Brown	(1)	(1)	$192,000	$580,000	$870,000
M.C. Patton	(1)	(1)	$181,000	$548,000	$821,000
D.B. Fischer	(1)	(1)	$181,000	$548,000	$821,000

(1)	In the 2006 fiscal year, such person was selected by the Special Subcommittee to participate in the Incentive Plan for the performance period beginning November 1, 2005 and ending October 31, 2008. If the performance goals are achieved for that performance period, then awards will be made based on a percentage of such person’s average base salary (exclusive of any bonus and other benefits) during the three-year performance period. However, if such person’s average base salary during the three-year performance period exceeds by more than 130% the base salary of such person on the first day of the performance period, then such person’s average base salary for purposes of calculating the final award will be capped at 130% of such person’s base salary on the first day of the performance period.

(2)	Estimated future payouts based on such person’s salary as of December 31, 2006. For the purposes of this chart, restricted stock awards are valued as of October 31, 2006.

Stock Award Plan

The Company’s 2001 Management Equity Incentive and Compensation Plan (the “2001 Plan”) provides for the awarding of incentive and nonqualified stock options and restricted and performance shares of Class A Common Stock to key employees. The 2001 Plan is administered by the Company’s Stock Option Committee. The maximum number of shares that may be issued each year is determined by a formula that takes into consideration the total number of shares outstanding and is also subject to certain limits. In addition, the maximum number of shares that that may be issued under the 2001 Plan during its term for incentive stock options is 2,500,000 shares. The shares of Class A Common Stock subject to the 2001 Plan have been registered under the Securities Act of 1933 (the “Act”).

The following table sets forth certain information with the respect to the exercise of options to purchase Class A Common Stock during the fiscal year ended October 31, 2006, and the unexercised options held and the value thereof at that date, by each of the named executive officers:

Aggregate Option Exercises and Fiscal

Year-End Option Values Table

	Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Unexercised Options Held at Year-End		Value of In-The-Money Options Held at Year-End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
M.J. Gasser	-0-	$-0-	190,500	25,000	$12,451,816	$1,139,500
W.B. Sparks, Jr.	18,550	$623,162	48,450	10,000	$3,197,564	$455,800
D.S. Huml	-0-	$-0-	22,500	10,000	$1,524,750	$455,800
R.L. Brown	-0-	$-0-	22,000	7,000	$1,441,090	$319,060
M.C. Patton	8,750	$367,535	-0-	7,000	$-0-	$319,060
D.B. Fischer	-0-	$-0-	-0-	7,000	$-0-	$319,060

Retirement Plans

The Supplemental Employee Retirement Plan (“SERP”) provides benefits for a select group of management employees. These executives also participate in the qualified Greif, Inc. Pension Plan. The benefit from the two plans is equal to a target percentage (ranging from 40 percent to 65 percent depending on job classification) times the executive’s three year average compensation reduced for less than 20 years of continuous service. Compensation includes salary and short-term bonus, and benefits are payable under the SERP for 15 years. Vesting under the SERP requires 10 years of service or age 65 with five years service. Below is a chart with years of service, average compensation and estimated annual retirement benefit for the named executive officers that participate in both the qualified Greif, Inc. Pension Plan and the SERP.

Name	Credited Years of Service	Compensation Used for Calculation of Annual Benefit	Estimated Annual Benefit Under Retirement Plans
M.J. Gasser	27	$1,276,710	$638,355
W.B. Sparks, Jr.	28	$847,721	$381,474
D.S. Huml	4	$690,865	$64,481
R.L. Brown	34	$519,496	$207,799
M.C. Patton	6	$441,577	$176,631
D.B. Fischer	2	$517,125	$23,271

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders (1)	749,697	$31.31	(3)
Equity Compensation Plans not Approved by Security Holders (2)	66,950	$30.42	78,320

Total	816,647	$31.24

(1)	These plans include the 2001 Plan, under which shares of the Company’s Class A Common Stock may be issued, and the Incentive Plan, under which restricted shares of the Company’s Class A and Class B Common Stock may be issued, and the 2005 Outside Directors Equity Award Plan, under which shares of the Company’s Class A Common Stock may be issued. See “—Incentive Compensation Plans”, “—Stock Award Plan”, and “Director Compensation Arrangements” for a further description of these plans. Also includes the Company’s incentive stock option plan, which was replaced by the 2001 Plan. Stock options are no longer issued under this plan.

(2)	These plans include the Company’s 1996 Directors’ Stock Option Plan and 2000 Nonstatutory Stock Option Plan, under which shares of the Company’s Class A Common Stock may be issued. A further description of these plans follows these footnotes.

(3)	As of the date of this Proxy Statement, the number of shares of Class A Common Stock remaining available for future issuance under the 2005 Outside Directors Equity Award Plan is 79,029 shares. The Incentive Plan does not contain a limit on, or a formula for calculating, the number of shares available for future issuance under that Plan. The 2001 Plan contains a formula for calculating the number of shares available for future issuance under that Plan. This formula provides that the maximum number of shares which may be issued each calendar year under the 2001 Plan is equal to the sum of (a) 5.0% of the total outstanding shares as of the last day of the Company’s immediately preceding fiscal year, plus (b) any shares related to awards under the 2001 Plan that, in whole or in part, expire or are unexercised, forfeited, or otherwise not issued to a participant or returned to the Company, plus (c) any unused portion of the shares available under (a), above, for the immediately preceding two fiscal years as a result of not being made subject to a grant or award in such preceding two fiscal years. The maximum number of shares that may be issued under the 2001 Plan with respect to incentive stock options is 2,500,000 (816,647 shares remain available for future issuance under this limitation).

1996 Directors’ Stock Option Plan

The Board adopted the 1996 Directors’ Stock Option Plan on September 5, 1996. The 2005 Outside Directors Equity Award Plan replaced this Plan, and stock options are no longer issued under this Plan. Under this Plan, each outside director of the Company (a director who was not an employee of the Company or any of its subsidiaries or affiliates) was granted an option to purchase 2,000 shares of the Company’s Class A Common Stock immediately following each Annual Meeting of Stockholders. Options were granted at an exercise price equal to the market value of the Class A Common Stock on the grant date. All options were fully vested on the grant date. No option may be exercised after the expiration of 10 years after the date the option is granted. Options may not be transferred by a director except as a gift to such director’s spouse, children, grandchildren, or to the trustee of a trust for the principal benefit of one or more of such persons, or to partnerships whose only partners are one or more of such persons. The shares of Class A Common Stock subject to the 1996 Directors’ Stock Option Plan have been registered under the Act.

2000 Nonstatutory Stock Option Plan

The Board adopted the 2000 Nonstatutory Stock Option Plan on September 6, 2000. This Plan was replaced by the 2001 Plan, and stock options are no longer issued under this Plan. The 2000 Nonstatutory Stock Option Plan is administered by the Company’s Compensation Committee. Under the 2000 Nonstatutory Stock Option Plan, employees of the Company received grants of nonstatutory options (i.e., options not intended to qualify for special tax treatment under the Internal Revenue Code) to purchase shares of the Company’s Class A Common Stock. Options were granted only at exercise prices, which were equal to the market value of the Class A Common Stock on the date of grant. No option may be exercised ten years after its grant date. In general, options may not be transferred by the recipient, except that the Compensation Committee may, in its sole discretion, permit transfers by the recipient to the recipient’s spouse, children, grandchildren, and certain other relatives or a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons. The shares of Class A Common Stock subject to the 2000 Nonstatutory Stock Option Plan have been registered under the Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons owning more than 10% of a registered class of the Company’s equity securities, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during its 2006 fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with by such persons.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Vicki L. Avril, Daniel J. Gunsett, Judith D. Hook, and Patrick J. Norton served as members of the Company’s Compensation Committee for the 2006 fiscal year. During fiscal year 2006, the Company retained the law firm of Baker & Hostetler LLP to perform certain legal services on its behalf, and it anticipates retaining such firm in 2007. Mr. Gunsett is a partner of Baker & Hostetler LLP.

No executive officer of the Company served during the 2006 fiscal year as a member of a compensation committee or as a director of any entity of which any of the Company’s directors served as an executive officer.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is the report of the Company’s Compensation Committee, whose members are Vicki L. Avril, Daniel J. Gunsett, Judith D. Hook, and Patrick J. Norton, with respect to compensation reported for 2006 as reflected in the Summary Compensation Table set forth above.

The Compensation Committee also has a Special Subcommittee, whose members are Vicki L. Avril, Judith D. Hook, and Patrick J. Norton. The Special Subcommittee administers the Company’s Short-Term Plan and the Incentive Plan. These two plans, both of which have received stockholder approval, are intended to provide participants with incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code. All of the members of the Special Subcommittee are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code. See “Executive Compensation—Incentive Compensation Plans” for a more detailed discussion of these plans. The Board has adopted a written charter for the Compensation Committee. All of the members of the Compensation Committee are independent directors as defined in the NYSE listing standards and meet the categorical standards of independence adopted by the Board. See “Corporate Governance-Director Independence.”

Compensation Policy; Committee Responsibilities

The Company’s compensation policy is designed to align compensation with business objectives and performance to enable the Company to attract, retain and reward individuals who contribute to the long-term success of the Company. The Company believes in a consistent policy for all individuals.

The Company realizes that to accomplish its objectives it needs to pay competitive compensation. The Compensation Committee reviews competitive positions in the market to periodically confirm the competitive nature of the compensation for the Chief Executive Officer and the Company’s other executive officers.

The Compensation Committee believes that an element of compensation must be linked to the Company’s short- and long-term performance. In that regard, the Company implemented the Short-Term Plan which links the annual payment of cash bonuses to the achievement of targeted return on net assets goals and the Incentive Plan which links the long-term payment of cash bonuses and stock awards to the achievement of targeted earnings per share and free cash flow goals.

The Company believes that an alignment of stockholder value with employees’ compensation is of utmost importance. The Incentive Plan aligns stockholder value with compensation by providing for a portion of the payouts under the Incentive Plan in restricted shares.

The Compensation Committee’s responsibilities include, among other things, the following:

•	reviewing and approving the compensation of the Chief Executive Officer and the Company’s other executive officers to ensure that their compensation is consistent with the above policy;

•	reviewing and approving the grant of stock options; and

•	reviewing and discussing the Company’s proposed Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s Proxy Materials for fiscal year 2007 and recommend to the Board of Directors that such CD&A be included in the Company’s 2007 proxy statement, in accordance with all applicable securities laws and listing standards.

The Special Subcommittee’s responsibilities for the Short-Term Plan and the Incentive Plan include, among other things, the following:

•	selecting participants from among certain of the Company’s executive or key employees;

•	at the beginning of a performance period, establishing the performance goal(s) and the target amount of the awards, which will be earned if the performance goal(s) are achieved in full, together with any lesser amount that will be earned if the performance goal(s) are only partially achieved; and

•	after the end of the performance period, certifying the extent to which the performance goals are achieved and determining the amount of the awards that are payable.

Compensation of the Chief Executive Officer and President

In December 2006, the Compensation Committee met to review the 2006 performance of Michael J. Gasser, the Company’s Chairman of the Board, Chief Executive Officer, and President. Consistent with the Company’s compensation policies, Mr. Gasser’s compensation package consists of three components: salary; short-term incentive payments of cash bonuses; and long-term incentive payments of cash bonuses and restricted stock awards. The policy of the Compensation Committee is to target Mr. Gasser’s salary at or near the mid point of salaries for the chief executive officers of the Company’s peer group. The Compensation Committee believes that a portion of Mr. Gasser’s compensation package should be “at-risk,” and that this is accomplished through the award of cash bonuses and stock awards pursuant to the Company’s incentive compensation plans. The Compensation Committee also attempts to establish a compensation package that appropriately balances risk and reward. Finally, the Compensation Committee attempts to establish a compensation package that is comprised of both a subjective component, such as long-term incentive stock awards, and an objective component, such as awards under the incentive compensation plans which are based on the achievement of targeted return on net assets, earnings per share and free cash flow goals.

In evaluating the performance of Mr. Gasser with respect to each of the categories of his compensation, the Compensation Committee specifically discussed and recognized the following factors: through his leadership the Company enjoyed record economic financial performance including record earnings and record stock prices; the Company’s overall metrics were excellent; he kept the Company’s strategic plan in clear focus, refined the Greif Business System and imbedded it in many segments of the Company’s operations; directed the refinement of commercial excellence and operational excellence; lead the executive team in a series of strategic acquisitions; worked toward improvements in the succession plan and personnel development; and worked collaboratively with the board. None of the factors were given specific relative weight.

Based upon its evaluation of the foregoing factors, the Compensation Committee increased Mr. Gasser’s base salary to $875,000 for calendar year 2007 from $805,000 for calendar year 2006.

Under the Short-Term Plan, the Special Subcommittee determined that the Company had achieved the targeted return on net assets goal for the performance period ended October 31, 2006, and therefore bonuses were payable under this plan for the 2006 fiscal year. The Special Subcommittee has certified in writing the extent to which these performance goals were met during that performance period and has made final awards to Mr. Gasser and the other participants under this plan. Mr. Gasser’s final award for the performance period ended October 31, 2006, was a cash bonus of $627,904.

Under the Incentive Plan, the Special Subcommittee determined that the Company had achieved the free cash flow and the earnings per share targeted goal for the performance period ended October 31, 2006. The Special Subcommittee has certified in writing the extent to which these performance goals were met during that performance period and final awards will be made to Mr. Gasser and the other participants under this plan. Mr. Gasser’s final award for the performance period ended October 31, 2006, was a cash bonus of $1,195,746 and an award of restricted Class A Common Stock in the amount of $298,937.

The Compensation Committee does not anticipate granting stock options to Mr. Gasser or to any other employees during the 2007 fiscal year. For the previous fiscal year, incentive compensation awards to Mr. Gasser and other participants in the plan are paid 80% in cash and 20% in restricted shares of the Company’s Class A and/or Class B Common Stock. Incentive compensation awards for the performance period beginning November 1, 2005 and ending October 31, 2008 are to be paid 50% in cash and 50% in restricted shares.

Submitted by the Compensation Committee of the Board of Directors.

Daniel J. Gunsett, Committee Chairperson

Vicki L. Avril

Judith D. Hook

Patrick J. Norton

PERFORMANCE GRAPH

The following graph compares the Company’s Class A and B stock performance to that of the Standard and Poor’s 500 Index and the Company’s industry group (Peer Index) assuming $100 invested on October 31, 2001. The graph does not purport to represent the value of the Company.

The Peer Index is comprised of the containers and packaging index as shown by Dow Jones.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible to monitor and review the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. In fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the Company’s 2006 fiscal year with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Throughout the year, the Audit Committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to §404 of the Sarbanes-Oxley Act of 2002, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed an attestation report from Ernst & Young LLP regarding the effectiveness of internal control over financial reporting.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, and separately with management, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held six meetings during the 2006 fiscal year, and each member of the Audit Committee attended at least 75% of the meetings.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the 2006 fiscal year for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the 2007 fiscal year.

As discussed above, the Audit Committee is responsible to monitor and review the Company’s financial reporting process. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the Company’s independent accountants are in fact “independent.”

The Audit Committee receives regular reports from the Company’s General Counsel with respect to matters coming within the scope of the Company’s Code of Business Conduct and Ethics. The Chief Executive Officer and the principal financial officers have each agreed to be bound by the Code of Business Conduct and Ethics and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers. The Company has also implemented and applied the Code of Business Conduct and Ethics throughout the Company. It also has in place procedures for the receipt of complaints concerning the Company’s accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing practices.

The Board has adopted a written charter for the Audit Committee. All of the members of the Audit Committee meet the categorical standards of independence adopted by the Board and are independent directors as defined in the NYSE listing standards and the applicable regulations of the Securities and Exchange Commission. See “Corporate Governance-Director Independence.”

Submitted by the Audit Committee of the Board of Directors.

Patrick J. Norton, Committee Chairman

Vicki L. Avril

Charles R. Chandler

Bruce A. Edwards

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent accountants in order to assure that such services do not impair the accountants’ independence from the Company. The Securities and Exchange Commission has issued rules specifying the types of services that independent accountants may not provide to their audit client, as well as the audit committee’s administration of the engagement of the independent accountants. Accordingly, the Audit Committee has adopted a Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions under which services proposed to be performed by the independent accountants must be pre-approved.

Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-determined cost levels. If not pre-approved on a periodic basis, proposed services must otherwise be separately pre-approved prior to being performed by the independent accountant. In addition, any proposed services that were pre-approved on a periodic basis but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.

The Audit Committee has delegated pre-approval authority to the Chairperson of the Audit Committee for proposed services to be performed by the independent accountants for up to $100,000. Pursuant to such Policy, in the event the Chairperson pre-approves services, the Chairperson is required to report decisions to the full Audit Committee at its next regularly-scheduled meeting.

INDEPENDENT AUDITOR FEE INFORMATION

Ernst & Young LLP served as the independent public accountants of the Company for the fiscal year ended October 31, 2006. It is currently expected that a representative of Ernst & Young LLP will be present at the 2007 Annual Meeting of Stockholders, will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions from stockholders. The Company’s Audit Committee has selected Ernst & Young LLP as the Company’s independent public accountants for its fiscal year 2007.

All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “Audit Committee Pre-Approval Policy.” Aggregate fees billed to the Company for each of the last two fiscal years by Ernst & Young LLP were as follows:

Audit Fees

Fees for audit services for the 2006 and 2005 fiscal years were $3,554,000 and $4,344,000, respectively. These amounts include fees for professional services rendered by Ernst & Young LLP associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q and the audit effectiveness of the Company’s internal control over financial reporting for fiscal 2006, Securities and Exchange Commission registration statements and filings, and certain statutory audits required internationally.

Audit-Related Fees

Fees for audit-related services rendered by Ernst & Young LLP for the 2006 and 2005 fiscal years were $309,000 and $379,000, respectively. Audit-related services principally relate to accounting consultations, audits of employee benefit plans, and in 2005, consultations on internal controls in preparation for §404 attestation.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, rendered by Ernst & Young LLP for the 2006 and 2005 fiscal years totaled $399,000 and $508,000, respectively.

All Other Fees

The Company incurred fees of $47,000 and $24,000 for all other products and services in the 2006 and 2005 fiscal years, respectively. The fees in 2006 and 2005 primarily related to corporate support services in Europe.

None of the services described under the headings “—Audit-Related Fees,” “—Tax Fees,” or “—All Other Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01 (c)(7)(i)(C).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During fiscal year 2006, the Company retained the law firm of Baker & Hostetler LLP to perform certain legal services on its behalf. Daniel J. Gunsett, a partner in that firm, is a director of the Company and a member of the Compensation, Executive, Nominating and Corporate Governance, Stock Option and Stock Repurchase Committees. The Company anticipates retaining Baker & Hostetler LLP in 2007. The Board has affirmatively determined that Mr. Gunsett meets the categorical standards of independence adopted by the Board and is an independent director as defined in the NYSE listing standards. See “Corporate Governance-Director Independence.”

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders (scheduled for February 25, 2008) must be received by the Company for inclusion in the Proxy Statement and form of proxy on or prior to 120 days in advance of the first anniversary of the date of this Proxy Statement. If a stockholder intends to present a proposal at the 2008 Annual Meeting of Stockholders, but does not seek to include such proposal in the Company’s Proxy Statement and form of proxy, such proposal must be received by the Company on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2008 Annual Meeting of Stockholders will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in the Company’s Proxy Statement or form of proxy. Furthermore, stockholders must follow the procedures set forth in Article I, Section 8, of the Company’s Amended and Restated By-Laws in order to present proposals at the 2008 Annual Meeting of Stockholders.

OTHER MATTERS

The proxy card(s) (depending on your shareholder status) enclosed with this Proxy Statement is (are) solicited from Class A and B stockholders by and on behalf of the Management of the Company. A person giving the proxy has the power to revoke it.

The expense for soliciting proxies for this Annual Meeting of Stockholders is to be paid by the Company. Solicitations of proxies also may be made by personal calls upon or telephone or telegraphic communications with stockholders, or their representatives, by not more than five officers or regular employees of the Company who will receive no compensation for doing so other than their regular salaries.

Management knows of no matters to be presented at the Annual Meeting of Stockholders other than the above proposals. However, if any other matters properly come before the Annual Meeting of Stockholders, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

/s/ Gary R. Martz
Gary R. Martz
January 29, 2007	Secretary

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GREIF, INC.

Increase in Amount of Authorized Common Stock

WHEREAS, the Board of Directors of the Corporation desires to consider splitting the Common Stock of the Corporation of both classes without otherwise affecting the rights of any Class A or Class B shareholder, and for that purpose it is necessary to amend its Amended and Restated Certificate of Incorporation for the purpose of increasing the authorized capital stock of both classes, for the proposed split and any future events;

NOW, THEREFORE, BE IT RESOLVED, that, subject to the approval of the stockholders of the Corporation, Article FOURTH, first paragraph of the Corporation’s Amended and Restated Certificate of Incorporation be amended in its entirety and replaced by the following (the “Amendment”):

“FOURTH: The total number of authorized shares of capital stock of this Corporation is one hundred ninety-seven million one hundred twenty thousand (197,120,000), divided into two classes namely: Class A Common Stock and Class B Common Stock, all of which shall be without nominal or par value. The total number of shares of such Class A Common Stock authorized is one hundred twenty-eight million (128,000,000) shares, without nominal or par value. The total number of shares of such Class B Common Stock authorized is sixty-nine million one hundred twenty thousand (69,120,000) shares, without nominal or par value. The description of said classes of stock and the designations preferences and restrictions, if any, and the voting powers or restrictions or qualifications thereof, of such Class A Common Stock and Class B Common Stock are as follows:”

RESOLVED FURTHER, that the adoption of the Amendment is hereby declared advisable; and

RESOVLED FURTHER, that the Amendment be proposed to the stockholders entitled to vote on the Amendment for consideration at the annual meeting of the stockholders on February 26, 2007, in accordance with §242 of the Delaware General Corporation Law; and

RESOLVED FURTHER, that the Chairman and Chief Executive Officer, the President and any Vice President of the Corporation, and any one of them acting alone, shall be and hereby are authorized and directed to execute and deliver such agreements, instruments and documents, and to perform such other acts as may in the judgment of the officers or officer so acting be necessary or desirable to carry out the purposes of the resolutions hereinabove adopted (including the execution and filing of an amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) after approval by the stockholders entitled to vote on the Amendment), and any such agreement, instrument or document executed or act performed by them or any of them shall be conclusive evidence of their or his or her authority so to do; and

RESOLVED FURTHER, that all actions taken and expenses incurred by any officer or director heretofore in furtherance of any of the actions authorized by the foregoing resolutions shall be and hereby are ratified and approved; and

RESOLVED FURTHER, that at any time prior to the effectiveness of the filing of the Certificate of Amendment, and notwithstanding authorization by the stockholders thereof, the Board of Directors of the Corporation may abandon the Amendment without further action by the stockholders of the Corporation.

A-1

EXHIBIT B

GREIF, INC.

PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

Section 1. Purpose

The purpose of the Greif Bros. Corporation1 Performance-Based Incentive Compensation Plan (the “Plan”) is to advance the interests of Greif Bros. Corporation1 and its stockholders by providing certain of its key executives with incentive compensation which is tied to the achievement of pre- established and objective performance goals. The Plan is intended to provide participants with incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and should be construed to the extent possible as providing for remuneration which is performance-based compensation within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

Section 2. Definitions

Whenever used herein, the following terms shall have their respective meanings set forth below:

a.	“Award” means the amount payable to a Participant in accordance with Section 6 of the Plan.

b.	“Committee” means the Special Subcommittee on Incentive Compensation of the Board of Directors of Greif Bros. Corporation1. The Committee shall be comprised of two or more “outside directors” as that term is defined in Section 162(m) of the Code and the regulations promulgated thereunder, as amended from time to time.

c.	“Company” means Greif Bros. Corporation1 and its subsidiaries.

d.	“Effective Date” means the date set forth in Section 9(a) of the Plan.

e.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

f.	“Participant” means an individual eligible to participate hereunder, as determined by the Committee, each of whom shall be an executive level employee of the Company at the Chairman’s office level.

g.	“Performance Period” means any time period established by the Committee for which the attainment of Performance Goal(s) relating to an Award will be determined.

h.	“Performance Goal” means any performance goal determined by the Committee in accordance with Section 5 of the Plan.

i.	“Target Award” means the amount of any Award as established by the Committee that would be payable to a Participant for any Performance Period if the Performance Goals for the Performance Period were fully (100%) achieved and no negative discretion was exercised by the Committee in regard to that Award pursuant to the last sentence of Section 6.

Section 3. Administration

The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making Awards and to make all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee’s sole discretion and shall be final and binding on all persons.

Section 4. Eligibility

The Committee shall designate the Participants eligible to receive Awards for each Performance Period and establish the Performance Goals applicable to each Participant for each Performance Period. An individual who becomes eligible to participate in the Plan during the Performance Period may be approved by the Committee for a partial period of participation. In such case, the Participant’s Target Award and Award will be based upon performance during the portion of the Performance Period during which the Participant participates in the Plan, and the amount of the Target Award will be pro-rated based on the percentage of time the Participant participates in the Plan during the Performance Period.

Section 5. Establishment of Target Awards, Performance Periods and Performance Goals

For each Performance Period established by the Committee, the Committee shall establish a Target Award for each Participant. Awards shall be earned based upon the financial performance of the Company or one or more operating groups of the Company during a Performance Period; provided, however, the maximum Award that may be paid to any single Participant for any Performance Period is the product of $1.5 million multiplied by the number of 12-month periods contained within the relevant Performance Period. As to each Performance Period, within such time as established by Section 162(m) of the Code, the Committee will establish in writing Performance Goals based on the following performance measures of the Company (and/or one or more operating groups of the Company, if applicable) over the Performance Period:

(i) return on assets, and/or (ii) any other objective business criteria approved by the stockholders of Greif, Inc. in accordance with the requirements for “qualified performance-based compensation” within the meaning of the regulations under Section 162(m). Except as otherwise provided herein, the extent to which the Performance Goals are satisfied will determine the amount of the Award, if any, that will be earned by each Participant. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant eligible for an Award for a Performance Period.

Section 6. Earning of Awards

At the end of each Performance Period, the Award will be computed for each Participant. Payment of Awards, if any, will be made in cash, subject to applicable tax withholding. Prior to payment of any Award, the Committee shall certify in writing the extent to which the established Performance Goals have been achieved. If the Performance Goals are not satisfied to the fullest extent, a recipient may earn less than the full Target Award or no Award at all. In addition, the Committee may, in its sole discretion, reduce individual Awards otherwise payable pursuant to the Performance Goals.

Section 7. Termination of Employment

In the event the employment of a Participant is terminated by reason of death or disability during a Performance Period, unless determined otherwise by the Committee, the Participant or his legal representative, as applicable, shall receive a prorated payout with respect to the Award relating to such Performance Period. The prorated payout shall be based upon the length of time that the Participant was employed by the Company during the Performance Period and the progress toward achievement of the established Performance Goal(s) during the portion of the Performance Period during which the Participant was employed by the Company. Payment of the Award, if any, shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period. In the event of a Participant’s termination of employment by the Company for any other reason prior to the end of the Performance Period with respect to an Award, the Participant shall not be entitled to any payment with respect to such Award.

Section 8. Amendment and Termination

The Committee may amend, modify or terminate the Plan at any time and from time to time. Shareholder approval of such actions will be required only as required by applicable law. Notwithstanding the foregoing, no amendment, modification or termination shall affect the payment of an Award for a Performance Period that has already ended or increase the amount of any Award.

Section 9. General Provisions

a.	Effective Date. The Plan shall become effective as of November 1, 2001, subject to its approval by the stockholders of Greif Bros. Corporation1.

b.	Non-Transferability. Any interest of any Participant under the Plan may not be sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution, and any attempt to take any such action shall be null and void.

c.	Severability. In the event any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

d.	Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for any Participant.

e.	No Right to Award or Employment; Uniformity. No person shall have any claim or right to be granted an Award under this Plan and the grant of an Award shall not confer upon any Participant any right to be retained as an employee of Greif Bros. Corporation1 or any of its subsidiaries, nor shall it interfere in any way with the right of Greif Bros. Corporation1 or any subsidiary to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants.

f.	Tax Withholding. The Company shall have the right to withhold or require Participants to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Award.

g.	Beneficiaries. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid. If no beneficiary is designated, the right of the Participant to receive any payment under this Plan will pass to the Participant’s estate.

h.	Laws Governing. The Plan and all Awards made and action taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent superseded by federal law.

i.	Government Regulation. Notwithstanding any provisions of the Plan or any agreement made pursuant to the Plan, the Company’s obligations under the Plan and such agreement shall be subject to all applicable laws, rules and regulations, and to such approvals as may be required by, any governmental or regulatory agencies.

j.	Unfunded Status of Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payments not yet made by the Company to a Participant or beneficiary, nothing contained herein shall give any such Participant or beneficiary any rights that are greater than those of a general creditor of the Company.

1	In March 2003, the Company changed its name from Greif Bros. Corporation to Greif, Inc.

GREIF, INC. 425 WINTER ROAD DELAWARE, OH 43015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Greif, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Greif, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GREIF4	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREIF, INC.

Item I.	INTENTIONALLY OMITTED

Item II.	PROPOSAL TO APPROVE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO AUTHORIZE ADDITIONAL SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK.	For	Against	Abstain

	The total number of authorized shares of capital stock of the Corporation will be increased to 197,120,000. Class A Common Stock will be increased to 128,000,000 shares without nominal or par value and Class B Common Stock will be increased to 69,120,000 shares without nominal or par value.	☐	☐	☐

Item III.	INTENTIONALLY OMITTED

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

Please date and sign this proxy exactly as your name appears below, joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GREIF, INC.

CLASS A PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS

CALLED FOR FEBRUARY 26, 2007

This Proxy is Solicited on Behalf of Management

The undersigned, being the record holder of Class A Common Stock and having received the Notice of Annual Meeting of Stockholders and the Proxy Statement related thereto dated January 29, 2007, hereby appoints Michael J. Gasser, Vicki L. Avril, Bruce A. Edwards, Charles R. Chandler, Michael H. Dempsey, Daniel J. Gunsett, Judith D. Hook, Patrick J. Norton and William B. Sparks, Jr., and each or any of them as proxies, with full power of substitution, to represent the undersigned and to vote all shares of Class A Common Stock of Greif, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 425 Winter Road, Delaware, Ohio 43015, at 10:00 A.M., local time, on February 26, 2007, and at any adjournment thereof, as indicated on the reverse side.

The Shares represented by this proxy will be voted upon the proposals listed on the reverse side in accordance with the instructions given by the undersigned, but if this proxy is signed and returned and no instructions are given, this proxy will be voted FOR the increase in amount of authorized common stock as set forth in Item II, on the reverse side, and in the discretion of the proxies on any other matter which properly comes before the Annual Meeting of Stockholders.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

GREIF, INC. 425 WINTER ROAD DELAWARE, OH 43015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Greif, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Greif, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GREIF1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREIF, INC.

Item I.	THE ELECTION OF ALL DIRECTOR
NOMINEES LISTED BELOW
(except as marked to the contrary to the right)
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
(01) Vicki L. Avril
	(02) Charles R. Chandler	(06) Daniel J. Gunsett
	(03) Michael H. Dempsey	(07) Judith D. Hook
	(04) Bruce A. Edwards	(08) Patrick J. Norton	☐	☐	☐
	(05) Michael J. Gasser	(09) William B. Sparks, Jr.

Item II.	PROPOSAL TO APPROVE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO AUTHORIZE ADDITIONAL SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK.					For	Against	Abstain

	The total number of authorized shares of capital stock of the Corporation will be increased to 197,120,000. Class A Common Stock will be increased to 128,000,000 shares without nominal or par value and Class B Common Stock will be increased to 69,120,000 shares without nominal or par value.					☐	☐	☐

Item III.	PROPOSAL TO REAFFIRM APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN (“SHORT-TERM PLAN”).					For	Against	Abstain

	The terms of the Short-Term Plan were last approved by the shareholders in 2002. There are no amendments to the Short-Term Plan being proposed.					☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

Please date and sign this proxy exactly as your name appears below, joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

For address changes and/or comments, please and write them on the back where indicated. check this box	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GREIF, INC.

CLASS B PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS

CALLED FOR FEBRUARY 26, 2007

This Proxy is Solicited on Behalf of Management

The undersigned, being the record holder of Class B Common Stock and having received the Notice of Annual Meeting of Stockholders and the Proxy Statement related thereto dated January 29, 2007, hereby appoints Michael J. Gasser, Vicki L. Avril, Bruce A. Edwards, Charles R. Chandler, Michael H. Dempsey, Daniel J. Gunsett, Judith D. Hook, Patrick J. Norton and William B. Sparks, Jr., and each or any of them as proxies, with full power of substitution, to represent the undersigned and to vote all shares of Class B Common Stock of Greif, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 425 Winter Road, Delaware, Ohio 43015, at 10:00 A.M., local time, on February 26, 2007, and at any adjournment thereof, as indicated on the reverse side.

The Shares represented by this proxy will be voted upon the proposals listed on the reverse side in accordance with the instructions given by the undersigned, but if this proxy is signed and returned and no instructions are given, this proxy will be voted to elect all of the nominees for directors as set forth in Item I, FOR the increase in amount of authorized common stock as set forth in Item II, and FOR the reaffirmation of the approval of the Performance-based Incentive Compensation Plan as set forth in Item III, on the reverse side, and in the discretion of the proxies on any other matter which properly comes before the Annual Meeting of Stockholders.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)